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Pricing Supplement dated March 22, 2000                         Rule 424(b)(3)
(To Prospectus dated January 12, 2000 and                   File No. 333-89659
Prospectus Supplement dated January 12, 2000)

                           TOYOTA MOTOR CREDIT CORPORATION

                          Medium-Term Note - Floating Rate
______________________________________________________________________________

Principal Amount: $200,000,000            Trade Date: March 22, 2000
Issue Price: 100%                         Original Issue Date: March 27, 2000
Initial Interest Rate:  See "Additional   Net Proceeds to Issuer: $200,000,000
Terms of the Notes - Interest"            Principal's Discount
Interest Payment Period: Quarterly           or Commission: 0.0%
Stated Maturity Date: April 23, 2001

______________________________________________________________________________

Calculation Agent: Bankers Trust Company
Interest Calculation:
     [ ]  Regular Floating Rate Note        [ ]  Floating Rate/Fixed Rate Note
     [ ]  Inverse Floating Rate Note             (Fixed Rate Commencement
            (Fixed Interest Rate):                   Date):
     [X]  Other Floating Rate Note               (Fixed Interest Rate):
            (see attached)

     Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime
                                                                      Rate
               [ ]  Eleventh District Cost of Funds Rate     [ ]  Federal
                                                                   Funds Rate
               [X]  LIBOR     [ ]  Treasury Rate    [ ]  Other (see attached)
                         If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                      [x]  Telerate Page: 3750

     Initial Interest Reset Date: June 23, 2000   Spread (+/-): -0.09%
     Interest Rate Reset Period: Quarterly        Spread Multiplier:  N/A
     Interest Reset Dates: Each June 23,          Maximum Interest Rate: N/A
       September 23, December 23 and March 23
     Interest Payment Dates: June 23, 2000,       Minimum Interest Rate: N/A
       September 23, 2000, December 23, 2000,     Index Maturity: See
       March 23, 2001 and April 23, 2001             "Additional Terms of the
                                                      Notes"
                                                  Index Currency: U.S. dollars

Day Count Convention:
     [ ]  30/360 for the period from                    to
     [X]  Actual/360 for the period from March 27, 2000 to April 23, 2001
     [ ]  Other (see attached)                        to

Redemption:
     [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
     [ ] The Notes may be redeemed prior to Stated Maturity Date. Initial Redemption Date: N/A
          Initial Redemption Percentage:    N/A
          Annual Redemption Percentage Reduction: N/A

Repayment:
     [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
     [ ]  The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
          Optional Repayment Date(s):
          Repayment Price:

Currency:
     Specified Currency:  U.S. dollars
          (If other than U.S. dollars, see attached)
     Minimum Denominations:
          (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated
                            ___________________________
                            Credit Suisse First Boston
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                           ADDITIONAL TERMS OF THE NOTES

Interest

          The Index Maturity for the for all Interest Calculation Periods (other than the Interest Calculation Period commencing on March 23, 2001) will be three months. The Index Maturity for the Interest Calculation Period commencing on March 23, 2001 will be one month.

          The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement (the "Notes") will be 6.1575% (which is LIBOR determined on March 23, 2000 minus 0.09%).


Plan of Distribution

          Under the terms of and subject to the conditions of an Appointment Agreement dated September 15, 1999 and an Appointment Agreement Confirmation dated March 23, 2000 (collectively, the "Agreement"), between TMCC and Credit Suisse First Boston Corporation ("CSFB"), CSFB, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 100.00% of their principal amount. CSFB may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by CSFB.

          Under the terms and conditions of the Agreement, CSFB is committed to take and pay for all of the Notes offered hereby if any are taken.

          Affiliates of CSFB have in the past and may in the future engage in general financing and banking transactions with TMCC and its affiliates.





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